Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into on the 21st day of February, 2008 by and between MainSource Financial Group, Inc. and its related affiliates (“MainSource” or “Employer”) and James L. Saner, Sr. (“Employee”).

RECITALS

WHEREAS, Employee’s last day of active employment with MainSource was February 8, 2008 (“Separation Date”);

WHEREAS, the parties wish to amicably terminate the employment and other corporate relationships between them; and

WHEREAS, MainSource will pay separation compensation to Employee in accordance with the terms and conditions described below.

NOW, THEREFORE, in consideration of the above recitals, the payment by MainSource of the separation compensation described below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MainSource and Employee hereby agree as follows:

Section 1.                                            Termination. Employee’s positions as an employee, officer, and director of MainSource terminated as of February 8, 2008.

Section 2.                                            Separation Compensation. As consideration for Employee granting the release of claims contemplated by Section 5 below and Employee’s agreement to abide by the terms of this Agreement, Employee shall be entitled to the following separation compensation:

(a)                                  Employee shall receive separation pay in the total amount of $487,500.00, less all required taxes and withholdings, to be paid in equal installments beginning on the first regular bi-weekly payroll period occurring after the “Effective Date”, through December 31, 2008 and no later. Employee shall be responsible for and pay all applicable taxes relating to such payments, and MainSource shall be authorized to deduct and withhold all taxes and other appropriate amounts required by law. Employee acknowledges and agrees that the separation pay set forth in this subsection is equal to eighteen (18) months of his current base salary. As further defined below in Section 4, the term “Effective Date” is the day immediately after the expiration of the seven-day revocation period calculated from the date Employee executes this Agreement.

(b)                                 Employee also shall be eligible to participate in MainSource’s group health plans in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable laws. MainSource shall pay all employer and employee portions of the premiums for Employee and

Employee’s spouse for an eighteen (18) month period; provided, however, that if Employee obtains employment with comparable insurance coverage, then MainSource’s obligations to pay for the COBRA premiums shall cease on the date Employee becomes covered by another entity.

(c)                                  Within thirty (30) days of the Effective Date, Employee also shall receive title, free and clear, to the company automobile currently assigned to Employee. The fair market value of the automobile shall be taxable income to Employee. Employee shall be responsible for and pay all applicable taxes, fees, and other expenses relating to such transfer to title and property.

(d)                                 Within thirty (30) days of the Effective Date, Mainsource also shall pay in full Employee’s personal country club membership for 2008. Employee shall be solely responsible for all other expenses, fees, and other assessments arising from his use of the country club membership.

(e)                                  Within thirty (30) days of the Effective Date, and if otherwise permitted under policy terms, MainSource shall assist Employee in converting the current Basic Life Insurance Policy maintained for Employee’s benefit to a personal life insurance policy for Employee; provided, however, that after the conversion of the policy, Employee shall be solely responsible for the payment of all insurance premiums, fees, and other expenses associated with the policy which thereafter become due. Employee also acknowledges and agrees that MainSource shall retain its status as the owner and the sole beneficiary of the bank owned life insurance policy (“BOLI”) currently in effect and Employee waives any right, title, and interest he has, if any,  relating to or arising under the BOLI.

(f)                                    Within thirty (30) days of the Effective Date, MainSource and Employee shall take action to provide for the full vesting of any currently unvested stock options to which Employee may be entitled by amending all existing Option Agreements to state that Employee may exercise fully-vested options until the expiration of the option term stated in the Option Agreements; provided, however, that if Employee does not exercise such vested stock options within three (3) months after the Effective Date, then the options shall automatically become Non-Qualified Options, instead of Incentive Stock Options, and shall be taxed at ordinary income tax rates at the time of exercise.

(g)                                 Notwithstanding anything herein to the contrary, the parties agree that in the event Employee violates the terms of Sections 3, 5, or 7 of this Agreement, (i) Employee shall not be entitled to any further separation compensation and benefits provided by Section 2 of this Agreement or otherwise, (ii) MainSource’s obligations with respect to such payments or any other obligation to Employee shall terminate, shall be deemed fully and finally discharged and shall be of no further force or effect, and (iii) in addition to any other damages or claims which

MainSource may have against Employee, Employee shall repay to MainSource all amounts paid to or on behalf of Employee under Section 2, including, but not limited to the fair market value for property or rights Employee received under Section 2,  hereof, unless otherwise prohibited by law.

(h)                                 All sums paid under this Agreement shall be paid on or before March 15, 2009.

(i)                                     Employee acknowledges and agrees that he has received all other wages and compensation due to him through the Separation Date including, but not limited to, salary, accrued but unused PTO time, and payment of the value of eighteen (18) months of the Employer’s contribution towards Employee’s HSA account in the amount of $1,620.00. Further, Employer acknowledges it is responsible to and agrees to deposit into Employee’s account in the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan (“Plan”) (i) all non-discretionary employer matching contributions through the Separation Date; and (ii) the amount of the Employer’s discretionary contribution for the 2007 and 2008 tax years attributable to Employee according to the terms of the Plan as applied to all plan participants.

Section 3.                                            Certain Agreements by the Employee. Employee understands and agrees as follows:

(a)                                  Employee is not entitled to, nor is MainSource obligated to pay, any separation or severance payment other than in accordance with this Agreement and that the amounts payable to Employee in Section 2 are above and beyond any sum or value to which Employee is otherwise entitled;

(b)                                 Employee shall keep the terms of this Agreement confidential except that he may share the financial information with his spouse, tax advisors, and attorneys, if any; and

(c)                                  Employee shall take no action that interferes with or that damages or may tend to damage any of MainSource’s property or operations, MainSource’s customers or accounts, or MainSource’s reputation in the general community.

Section 4.                                            Notice of Rights under the Age Discrimination in Employment Act. Employee understands and agrees that he is covered by the provisions of the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Employee acknowledges that he has been advised to seek legal counsel before signing this Agreement. Employee further acknowledges that he has been advised that he has a period of twenty-one (21) days from receipt of this Agreement in which to review and execute this Agreement (“Review Period”). Employee also acknowledges that he was advised that, after executing this Agreement, he has an additional seven (7) days within which to revoke this Agreement (“Revocation Period”). Employee’s signature below shall constitute and be considered a waiver of any days remaining in the Review Period. The terms of this Agreement (including, but not limited to, Section 2 of this Agreement relating to the Separation

Compensation and Section 5 of this Agreement relating to the release of claims) shall become binding and effective upon the execution of this Agreement by MainSource and Employee and upon the expiration of the Revocation Period (“Effective Date”). Employee understands and agrees that if he revokes this Agreement as provided above, the Separation Compensation described in Section 2 of this Agreement shall be forfeited by Employee and shall not be paid by MainSource, and this Agreement shall thereafter not be enforceable or binding upon either MainSource or Employee.

Section 5.                                            Complete Release by Employee. Employee hereby forever releases and discharges, and covenants not to sue or make any claim against, MainSource, each of the present, former and future parent companies, subsidiaries, affiliates, predecessors, successors, assigns of MainSource, and each of the present, former or future shareholders, owners, directors, officers, partners, employees, agents and representatives of MainSource, and each of its parent companies, subsidiaries, affiliates, predecessors, successors, and assigns (collectively, the “Released Parties”), in their representative as well as their individual capacities, from any and all claims, demands, damages, liabilities, obligations, costs, expenses, actions, and causes of action of any kind or nature, whether known or unknown, matured or unmatured or otherwise (including, but not limited to, any claims for attorneys fees) that could have been filed, brought or asserted by the Employee prior to the Effective Date against any of the Released Parties. The foregoing release of claims, discharge and covenant not to sue includes, but is not limited to, the following: (a) any and all claims of age discrimination under the ADEA (including, but not limited to, the OWBPA), (b) any and all claims under any state statutory or decisional law pertaining to termination of employment, wrongful discharge, wage and hour, discrimination, retaliation, infliction of emotional distress, breach of contract, breach of public policy, misrepresentation or defamation, (c) any and all claims under the Indiana Civil Rights Act, the Indiana Wage Payment Statute, the Indiana Wage Claims Statute, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Americans With Disabilities Act and any other federal, state or local statute, law, rule, regulation, ordinance, common law or other legal requirement, (d) any and all claims that the Employee has or may have relating to (i) Employee’s employment by MainSource, (ii) the termination of Employee’s employment with MainSource, (iii) Employee’s service as an officer of MainSource, and (iv) any and all matters, transactions and things occurring prior to the Effective Date, and (e) any and all other tort or contract claims and other theories of recovery. The foregoing release of claims, discharge and covenant not to sue by Employee do not apply to Employee’s right to enforce this Agreement against MainSource.

Notwithstanding the foregoing, nothing in this Section 5 shall prohibit Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or similar state or local administrative agency. Employee acknowledges, however, that in the event he files such a charge, he shall not be entitled to any monetary or other recovery as a result of filing such charge.

Section 6.                                            Disclaimer of Liability. This Agreement does not constitute an admission by MainSource that it has (a) violated any statute, law, rule, regulation, ordinance, or other legal requirement, or (b) committed any unlawful act.

Section 7.                                            Confidentiality, MainSource Property, and Restrictive Covenants. At all times on and after Employee’s Separation Date, Employee covenants and agrees that he shall abide by the confidentiality and restrictive covenants set forth below:

(a)                                  Confidentiality: While Employee is employed by MainSource or any of its affiliates and after termination of such employment for any reason, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE § 24-2-3-2) of MainSource or any of its affiliates or any confidential information acquired by him while employed by MainSource or any of its affiliates concerning the policies, plans, procedures or customers of employer to any person, firm or corporation, other than MainSource or any of its affiliates or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee’s own benefit or for the benefit of any person, firm or corporation other than MainSource or any of its affiliates, since such trade secrets and confidential information are confidential and shall at all times remain the property of MainSource or any of its affiliates.

(b)                                 MainSource Property: In addition, Employee covenants and agrees that he has returned or, as of the date of this Agreement shall return, to MainSource any Confidential Information that is still in Employee’s possession or control, or the location of which Employee knows (including, but not limited to, any Confidential Information contained on Employee’s business, personal or home computer or personnel data assistant), and that Employee shall return to MainSource all equipment, computers, credit cards, keys, access cards, passwords and other property of MainSource that are still in the Employee’s possession or control, or the location of which Employee knows, and shall cease using any of the foregoing. The term “Confidential Information” includes:

(i)                                    any and all materials, records, data, documents, lists and information (whether in writing, printed, verbal, electronic, computerized, on disk, CD, DVD or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, assets, liabilities, revenues, income, profits, estimates, projections, budgets, policies, strategies, techniques, methods, products, pricing, relationships and/or customers of MainSource that are confidential, proprietary or not otherwise publicly available (other than through a breach of this Agreement by the Employee or any other impermissible disclosure), or (B) that MainSource has deemed confidential, proprietary or nonpublic;

(ii)                                  any and all customer account information;

(iii)                               any and all trade secrets of MainSource; and

(iv)                              any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items identified above, whether or not prepared or made by Employee.

(c)                                  Non-Competition:  For a period of eighteen (18) months after termination of Employee’s employment by Employer and within a twenty-five (25) mile radius of any branch of MainSource or any of its banking affiliates, Employee shall not, directly or indirectly, engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to, any bank holding company, savings association holding company, financial services holding company, bank, savings bank, thrift or any other financial institution or other organization that is primarily engaged in the financial services industry, in competition with MainSource or any of its affiliates. This prohibition shall not prohibit Employee or any of his affiliates, associates, agents or representatives from owning less than 1% of the publicly traded securities of any corporation or other entity engaged in such business.

(d)                                 Non-Solicitation: For a period of eighteen (18) months after termination of Employee’s employment by Employer, Employee shall not directly or indirectly:

(i)                                   solicit, divert or attempt to solicit or divert any “past customers”, “present customers”, or “prospective customers” of MainSource or any of its affiliates, as those terms are defined below, for the purpose of competing with MainSource or any of its affiliates in providing financial services; or

(ii)                                employ, solicit for employment or encourage to leave his employment, any person who was, during the one-year period prior to such employment, solicitation or encouragement, or is, an officer or employee of MainSource or any of its affiliates.

For purposes of this Section 7, the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venture, employer, salesman, agent, employee, officer, director, lender or consultant of, to or for, or owner of any interest in, any person or entity. In addition, the term “past customers” means any customer who was acquired during Employee’s last year of employment, but who was not still a customer during Employee’s employment and who remained a customer at the time of Employee’s departure. The term “prospective customer” means entities to which MainSource made specific and direct overtures during the last year of Employee’s employment.

(d)                                 Tolling of Restrictive Periods:  The running of the eighteen (18) month restrictive periods set forth above in subsections 7(c) and 7(d) shall be tolled during any period of time which a court of competent jurisdiction finds that Employee violated such restrictive periods, the intent of the parties being to provide MainSource with a full eighteen (18) month-period of non-competition and non-solicitation as defined herein above.

(e)                                  Scope:  To the extent the restrictive covenants and related obligations set forth above in Section 7 exceed or increase the scope of any restrictive covenants and related obligations to which Employee is already bound under any agreement, including but not limited to any Incentive Stock Option Agreement, executed by and between Employee and MainSource imposing restrictive covenants and related obligations, the terms of this Agreement shall control.

Section 8.                                            Breach of Agreement. In the event that Employee breaches any of the provisions of this Agreement, Employee shall immediately return to MainSource all components of the Separation Compensation received under Section 2 of this Agreement. As provided by the ADEA and OWBPA, and notwithstanding any other provision of this Agreement, Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that Employee may have under the ADEA without repaying the Separation Compensation to MainSource. If there is a breach of this Agreement by a party, the breaching party shall reimburse the non-breaching party for its costs and expenses (including, but not limited to, reasonable attorneys fees) incurred in enforcing the terms of this Agreement, as permitted by law.

Section 9.                                            Miscellaneous.

(a)                                  This Agreement constitutes the entire understanding and agreement between MainSource and Employee and supersedes any prior understandings, commitments, negotiations or agreements, whether oral or in writing, between MainSource and Employee relating to the subject matter hereof. This Agreement shall not amend or affect any written employee benefit plan of MainSource, and Employee’s benefits, if any, under each such plan shall be governed by each plan in which Employee may participate. This Agreement shall not be terminated, amended or modified without the prior written consent of MainSource and Employee, except that Employee may revoke this Agreement as provided in Section 4 of this Agreement. No failure or delay by MainSource in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. Any claim, demand or action relating to this Agreement shall be brought and litigated only in a state or federal court of competent jurisdiction located in the State of Indiana. In connection with the foregoing, MainSource and Employee irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such courts.

(c)                                  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

(d)                                 The provisions this Agreement shall extend to, be binding upon and inure to the benefit of the heirs, executors, administrators, representatives, successors and assigns of MainSource and Employee; provided, however, that the Employee shall not assign this Agreement without the prior written consent of MainSource; and MainSource may assign this Agreement without the prior written consent of Employee. If any provision of this Agreement is applied to either party or to any circumstance that is adjudged to be illegal, invalid or inoperable, then such illegality, invalidity or inoperability shall not affect the remainder of the Agreement, or its validity, or enforceability.

(e)                                  The defined terms contained in the first paragraph, and the recitals contained in this Agreement are expressly incorporated into and made a part of this Agreement.

(f)                                    Employee shall not publicly disparage or make or publish any negative statements or comments about any of the Released Parties.

IN WITNESS WHEREOF, the parties hereto have entered into, executed and delivered this Agreement as of the day and year first above written.

MAINSOURCE FINANCIAL GROUP, INC.

By:
(Signature)

Richard Veach, Director of Human Resources
(Printed Name and Title)

JAMES L. SANER, SR.

(Signature)

(Printed Name)